Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of August 25, 2023 (the “Effective Date”), by and between Carl Dambkowski (“Executive”) and Apogee Therapeutics, Inc. (the “Company”). This Agreement amends and restates in its entirety the Executive Employment Agreement dated as of August 28, 2022.

WHEREAS, Executive is currently employed by the Company as its Chief Medical Officer, and Company desires to have Executive’s employment continue in such capacity, and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

EMPLOYMENT BY THE COMPANY

1.1.Position and Duties. Subject to terms set forth herein, Executive shall continue to serve in an executive capacity and shall continue to perform such duties as are customarily associated with the position of Chief Medical Officer and such other duties as are reasonably assigned to Executive consistent with his position by the Board of Directors of the Company (the “Board”) and/or the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, except as otherwise permitted under Article V below, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

1.2.Term. The term of this Agreement shall commence on the Effective Date and shall terminate on the termination of Executive’s employment under this Agreement. The period from the Effective Date until the earlier of termination of Executive’s employment under this Agreement is referred to as the “Term.”

1.3.Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and with or without prior notice. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive severance benefits in accordance with the Company’s Executive Severance Policy, as in effect from time to time, the terms of which are incorporated herein by reference.  Notwithstanding the foregoing, no amendment or termination of the Executive Severance Policy that is adverse to Executive shall be effective with respect to Executive without his prior written consent.

1.4.Employment Policies. The employment relationship between the parties shall also be subject to the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5.Place of Performance.  During the employment period, Executive shall be permitted to work remotely so long as such remote work does not materially impair Executive’s ability to perform his duties as provided for in Section 1.1. Nothing in this Agreement or in any other agreement or policy shall require Executive to relocate from his current principal residence to perform services under this Agreement.

1.6.Board Meetings; Expenses; Indemnification. Executive will be expected to attend scheduled Board meetings in person whenever Executive is able and permitted by applicable health regulations and to participate by telephone if Executive is not able to attend in person. In addition, Executive will be expected to be available for consultations via email or phone. The Company will reimburse Executive promptly for reasonable travel expenses in connection with attending Board meetings and for all other authorized work travel under the policies and procedures then in effect and established by the Company for its executives. The Company will indemnify Executive for Executive’s service as an officer of the Company in accordance with the Company’s governing documents and as provided by the Board.  In the event of a lawsuit in connection with Executive’s service as an officer of the Company, the Company will advance Executive’s reasonable costs and attorney fees incurred during the course of such lawsuit.  The obligations under this Section 1.6 shall be in addition to any indemnification rights Executive may have under the Company’s bylaws or any other agreement or policy.

ARTICLE II

COMPENSATION

2.1.Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annual base salary of $500,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to annual review for increase in the sole discretion of the Board or a committee of the Board, taking into account all of Executive’s duties as may be assigned from time to time.

2.2.Annual Bonus. For each calendar year ending during the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at forty-five (45%) of Base Salary or such other higher amount as determined in the sole discretion of the Board or a committee of the Board (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board. The actual amount of the Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (i) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board and (ii) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid. The Annual Bonus for any calendar year will be paid at the same time as bonuses to other Company executives related to annual bonuses generally are paid.

2.3.Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this

Section 2.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.

2.4.Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policies and as otherwise provided for executive officers, as it may be amended from time to time.

2.5.Equity Awards. Executive will be eligible annually to receive stock options and other equity incentive grants as determined by the Board or a committee of the Board in its sole discretion.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1.Termination. Upon Executive’s termination of employment for any reason, Executive shall receive any accrued but unpaid Base Salary, any expenses owed to the Executive under the Company’s expense reimbursement policy, and any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans. Executive shall be eligible to receive benefits in accordance with, and subject to the terms and conditions of, the Company’s Executive Severance Policy, as in effect from time to time, the terms of which are incorporated herein by reference.

ARTICLE IV

PROPRIETARY INFORMATION OBLIGATIONS

4.1.Agreement. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.

4.2.Remedies. Executive’s duties under this Article IV shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article IV, as well as Executive’s obligations pursuant to Section 5.2, Article VI, and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach and to cease making any severance or similar payments.

ARTICLE V

OUTSIDE ACTIVITIES

5.1.Other Activities.

(a)Except as otherwise provided in Section 5.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless he obtains the prior written consent of the Board.

(b)Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, subject to advance approval by the Board (which approval shall not be unreasonably withheld), Executive shall be allowed to serve as a member of the board of directors of other for-profit entities at any time during the term of this Agreement, if such service is approved by the Board, and in each case so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from such director position upon not less than thirty days written notice if it determines that such resignation would be in the best interests of the Company. Executive may also engage in non-competitive consulting with other companies upon written pre-approval by the Company’s Chief Executive Officer so long as such consulting does not result in a conflict of interest with the Company or violate any of Executive’s restrictive covenants with the Company.

5.2.Competition/Investments. During the term of Executive’s employment by the Company , in order to protect the Company’s legitimate business interests, including the value of the

Company’s confidential information, trade secrets, goodwill and training, which Executive acknowledges and agrees Executive has received and will continue to receive, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which is known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company, including, without limitation, the business of owning, operating or maintaining atopic dermatitis, COPD, asthma and any other inflammation and immunology indications the Company targets, providing services related to atopic dermatitis, COPD, asthma and any other inflammation and immunology indications the Company targets or any related services as currently engaged in by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5.2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VI

NONINTERFERENCE

Executive shall not during the term of Executive’s employment by the Company, in order to protect the Company’s legitimate business interests, including the value of the Company’s confidential information, trade secrets, goodwill and training, which Executive acknowledges and agrees Executive has received and will continue to receive, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce attempt to solicit any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VI. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VI is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VII

COOPERATION

Executive shall reasonably cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of three years thereafter), by making Executive reasonably available to testify on behalf of the Company or any affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such affiliate in any such action, suit, or proceeding or other matters involving the work Executive performed for the Company and Executive’s responsibilities and duties during Executive’s employment with the Company by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive). Executive’s obligation to consult and advise as required under this Article VII may be accomplished remotely and via phone, text, and email (to the extent feasible), and will not exceed five (5) hours per week; provided, that, if Executive and the Company mutually agree for Executive to spend more than five (5) hours per week on such matters while not receiving severance payments, the Company shall compensate Executive at an hourly rate based on Executive’s rate of Base Salary in effect immediately before Executive’s termination of employment.

ARTICLE VIII

GENERAL PROVISIONS

8.1.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.

8.2.Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

8.3.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.4.Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5.Complete Agreement. This Agreement, along with the Company’s Executive Severance Policy and Executive’s Proprietary Information and Invention Assignment Agreement, dated as of August 28, 2022 constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including the offer letter between the Company and Executive executed on August 28, 2022. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.

8.6.Coordination with Executive Severance Policy.  Any interpretation or determination under the Executive Severance Policy shall be subject to de novo review and there shall be no requirement that Executive undergo any internal claims process to dispute an adverse determination under the Executive Severance Policy.

8.7.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.8.Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.9.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

8.10.Executive Acknowledgement. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

8.11.Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof. Should any dispute under this Agreement be resolved by arbitration, the Company will cover Executive’s fees and expenses arising from the resolution of such arbitration proceeding (including any reasonably incurred attorneys’ fees and expenses of Executive); provided, that Executive shall reimburse the Company on a net after-tax basis to cover expenses incurred by Executive for claims brought by Executive that are judicially determined to be frivolous or advanced in bad faith.

[Signature page follows]

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

Apogee Therapeutics, Inc.

	By:	/s/ Michael Henderson, MD
Michael Henderson, MD
Chief Executive Officer

Accepted and Agreed:

/s/ Carl Dambkowski
Carl Dambkowski